Exhibit 8.3

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

August 22, 2013

Board of Directors

Mid-America Apartments, L.P.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re:	Mid-America Apartments, L.P.’s Qualification as a Partnership under the Internal

                      Revenue Code of 1986, as amended (the “Code”)

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), and Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”) of which Company is the general partner, in connection the mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger, dated as of June 3, 2013 (the “Merger Agreement”), by and among the Company, the Operating Partnership, Martha Merger Sub, LP, Colonial Properties Trust (“Colonial”) and Colonial Realty Limited Partnership (“Colonial LP”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. This opinion letter is being furnished in connection with the registration statement on Form S-4 (File No. 333-190028 containing the consent solicitation/information statement/prospectus of the Company and the Operating Partnership, filed with the Securities and Exchange Commission on July 19, 2013, as amended through the date hereof (the “Registration Statement”).

In giving the opinion set forth below, we have examined the following:

1.	The Company’s Articles of Incorporation;

2.	The Company’s Bylaws;

3.	The Registration Statement;

4.	The certificate of limited partnership of the Operating Partnership;

5.	The Agreement of Limited Partnership of the Operating Partnership, and the form of Agreement of Limited Partnership of the Operating Partnership which will be adopted in connection with the closing of the transactions contemplated by the Merger Agreement (collectively, the “Operating Partnership Agreement”); and

6.	Such other documents as we have deemed necessary or appropriate.

In connection with the opinions rendered below, we have assumed generally that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	The Operating Partnership operates in accordance with the governing law of the state in which it was formed and the Operating Partnership Agreement;

3.	The Operating Partnership has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date above and executed by a duly appointed officer of the Company (the “MAA Officer’s Certificate”), true for all years and taxable periods covered by such certificate and for all subsequent years and taxable periods;

4.	Colonial LP has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of the date above and executed by a duly appointed officer of Colonial (the “Colonial Officer’s Certificate”, together with the MAA Officer’s Certificate, the “Officer’s Certificate”) true for all years and taxable periods covered by such certificate; and

5.	No action will be taken by the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations and covenants contained in Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with such representations.

Based on the documents and assumptions set forth above and the representations to factual matters set forth in the Officer’s Certificate, we are of the opinion that the Operating Partnership is classified as a partnership for U.S. federal income tax purposes, and not as a corporation or an association taxable as a corporation, and its organization and proposed method of operations will enable it to meet the requirements for qualification and taxation as a partnership for U.S. federal income tax purposes (and not as a corporation or an association taxable as a corporation) for its taxable year that includes the Partnership Merger Effective Time (as such term is defined in the Merger Agreement).

We will not review on a continuing basis either the Operating Partnership’s or the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Operating Partnership’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a partnership.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to partnership taxation. No assurance can be given that the law will not change in a way that will prevent the Operating Partnership from being taxed as a partnership.

The foregoing opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this opinion letter. This opinion letter speaks only as of the date hereof.

We hereby consent to (1) the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Material U.S. Federal Income Tax Consequences — Summary of Tax Opinions” and “Legal Matters” sections of the Registration Statement (and in so consenting, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended), and (2) to the reliance, by Goodwin Procter LLP and by Hogan Lovells US LLP, upon this opinion in connection with their delivery of opinions related to the Mergers.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern, Authorized Representative